Exhibit 99.1

EXPLANATION OF RESPONSES

(1) Includes 2,621,618 shares held by Vertical Fund I, L.P., or VFI, a Delaware limited partnership, and 761,483 shares held by Vertical Fund II, L.P., or VFII, a Delaware limited partnership. The Vertical Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group L.P. The sole members and managers of The Vertical Group GP, LLC are Messrs. Tony M. Chou, Richard B. Emmitt, Yue-Teh Jang, Jack W. Lasersohn and John E. Runnells, and these five individuals share voting and investment power over securities held by The Vertical Group, L.P., VFI and VFII. Each of Mr. Chou, Mr. Emmitt, Mr. Jang, Mr. Lasersohn and Mr. Runnells have shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Chou, Mr. Emmitt, Mr. Jang, Mr. Lasersohn, Mr. Runnells, The Vertical Group, L.P. and The Vertical Group GP, LLC may be deemed to be the beneficial owners of the ordinary shares held by each of VFI and VFII. Each of Mr. Chou, Mr. Emmitt, Mr. Jang, Mr. Lasersohn, Mr. Runnells, The Vertical Group, L.P. and The Vertical Group GP, LLC disclaims beneficial ownership of the ordinary shares except to the extent of any indirect pecuniary interest therein. This Form 3 shall not be deemed an admission that The Vertical Group, L.P. or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Exchange Act or for any other purpose.